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                                                                      Exhibit 12

                              Cytec Industries Inc.
                Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in millions)

                                                       Three Months Ended
                                                            March 31,
                                                            ---------
                                                       2001           2000
                                                       ----           ----
Earnings before income taxes and equity in
  earnings of associated companies                     26.1           42.5
Add:
  Distributed income of associated companies            1.7            0.6
  Amortization of capitalized interest                  0.1              -
  Fixed Charges                                         6.7            8.8
Less:
  Capitalized interest                                    -              -
                                                       ----           ----
Earnings as adjusted                                   34.6           51.9

Fixed Charges:
  Interest on indebtedness including
    amortized premiums, discounts and
    deferred financing costs                            5.7            7.8
  Portion of rents representative of the
    interest factor                                     1.0            1.0
                                                       ----           ----
Fixed charges                                           6.7            8.8
                                                       ----           ----
Ratio of earnings to fixed charges                      5.2            5.9
                                                       ====           ====